As filed with the Securities and Exchange Commission on August 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Salix Pharmaceuticals, Ltd.

(Exact Name of Registrant as specified in its charter)

Delaware	94-3267443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(Address including zip code of Principal Executive Offices)

Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan

(Full title of the plan)

William Bertrand, Jr.

Senior Vice President and General Counsel

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 662-6000

Attn: Kerry Shannon Burke

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,500,000	$133.41	$200,115,000	$25,775

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers 1,500,000 shares of the common stock, $0.001 par value per share (“Common Stock”), of Salix Pharmaceuticals, Ltd. (the “Registrant”) that are reserved for issuance under the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.
(2)	These amounts have been estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of computing the registration fee. The proposed maximum offering price per share is $133.41, which was the average of the high and low prices of the Registrant’s Common Stock reported by the Nasdaq Global Select Market on August 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, pursuant to Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Annual Report of the Registrant on Form 10-K (File No. 000-23265) for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2014. The financial statements as of and for the year ended December 31, 2013 contained in such Annual Report have been updated by Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 30, 2014 to add note 15, “Condensed Consolidating Financial Information for Guarantors,” which provides additional information with respect to certain guarantors of the Registrant’s 6.00% senior notes due 2021.

(b) The Registrant’s Quarterly Reports on Form 10-Q (File No. 000-23265) for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 9, 2014, and August 8, 2014, respectively.

(c) The Registrant’s Current Reports on Form 8-K (File No. 000-23265) filed with the SEC on January 2, 2014, January 17, 2014, February 3, 2014, February 6, 2014, February 7, 2014, February 14, 2014, February 24, 2014, February 27, 2014 (only with respect to the information filed under Item 8.01), March 11, 2014 (filed as Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 27, 2013), April 24, 2014, April 29, 2014, May 5, 2014, May 8, 2014 (only with respect to the information filed under Item 8.01), May 30, 2014, June 4, 2014, June 17, 2014, June 26, 2014, July 2, 2014, July 9, 2014, July 15, 2014, as amended by the Current Report on Form 8-K filed with the SEC on July 16, 2014, July 17, 2014, and July 24, 2014.

(d) The description of the Registrant’s Common Stock, contained in Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A (File No. 000-23265) filed with the SEC on October 27, 1997.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law (“DGCL”)

The Registrant is incorporated under the laws of Delaware. Section 145 of the DGCL gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation, Bylaws and Indemnification Agreements

The Registrant’s certificate of incorporation, as amended, provides for the elimination of director liability, indemnification of officers and directors, and advancement of expenses to the fullest extent permissible under the DGCL. Its bylaws, as amended, also provide for the indemnification of officers and directors and advancement of expenses to the fullest extent permissible under the DGCL.

The Registrant has also entered into indemnification agreements with all of its directors and executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreements also obligate the Registrant to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse the Registrant for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

Insurance

The Registrant maintains management liability insurance coverage, which provides certain coverage for claims asserted against its officers and directors and for certain claims asserted directly against the Registrant and its subsidiaries. The coverage for the Registrant encompasses indemnification of its officers and directors, and the officers and directors also have coverage in the event they are not indemnified by the Registrant. The management liability coverage includes both liability and expenses.

The coverage is triggered by a claim that is made against a director or by reason of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act actually or allegedly caused, committed or attempted by such director or officer while acting in his or her capacity as such, or claimed against such director or officer solely by reason of his or her status as a director or officer. The policy contains certain exclusions, including without limitation (i) deliberately criminal or deliberately fraudulent acts (ii) personal profit enrichment and (iii) claims brought by or on behalf of the corporation (other than a derivative action brought by independent persons).

*     *     *     *

The above discussion of the Registrant’s certificate of incorporation, bylaws, indemnification agreements and insurance arrangements, as well as the DGCL, is not intended to be exhaustive and is qualified in its entirety by reference to such certificate of incorporation, bylaws, indemnification agreements, insurance arrangements and statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 8th day of August, 2014.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name: Carolyn J. Logan
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carolyn J. Logan, Adam C. Derbyshire and William Bertrand, Jr., and each of them severally, such person’s true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in such person’s name, place and stead, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement and any other related registration statement filed pursuant to the provisions of Rule 462 under the Securities Act and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carolyn J. Logan Carolyn J. Logan	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 8, 2014

/s/ Adam C. Derbyshire Adam C. Derbyshire	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial Officer, Principal Accounting Officer)	August 8, 2014

/s/ Thomas W. D’Alonzo Thomas W. D’Alonzo	Chairman of the Board	August 8, 2014

/s/ John F. Chappell John F. Chappell	Director	August 8, 2014

/s/ William P. Keane William P. Keane	Director	August 8, 2014

/s/ Mark A. Sirgo Mark A. Sirgo	Director	August 8, 2014

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference to Exhibit No.	File Number

4.1	Specimen Common Stock certificate.	4.3 to Form S-3 filed on November 17, 2009	000-23265

4.2	2014 Stock Incentive Plan.	10.1 to Form 8-K filed on June 17, 2014	000-23265

5.1	Opinion of Covington & Burling LLP.	*

23.1	Consent of Independent Registered Public Accounting Firm.	*

23.2	Consent of Independent Registered Public Accounting Firm.	*

23.3	Consent of Covington & Burling LLP.	(contained in Exhibit 5.1)

24.1	Power of Attorney.	(included in the signature page to this Registration Statement)

*	Filed herewith